Exhibit 99.1

CLAIRE’S STORES, INC. REPORTS DECEMBER
COMPARABLE STORE SALES INCREASE FIVE PERCENT;
LOWERS FOURTH QUARTER FISCAL 2005 PROJECTIONS

     PEMBROKE PINES, FL., January 6, 2005. Claire’s Stores, Inc. (NYSE:CLE) today reported its comparable store sales results for the month of December and also updated its guidance with respect to the fourth quarter of Fiscal 2005.

     Comparable Store Sales: For the five weeks ended January 1, 2005 comparable store sales increased five percent after increasing six percent during the corresponding five-week period last year. Total sales during the five-week period ended January 1, 2005 increased nine percent to $224,024,000 compared with $205,635,000 for the comparable five-week period last year.

     Comparable store sales results for December 2004 compared to December 2003 were as follows:

•	Claire’s North America: positive low single digits

•	Claire’s International: positive high single digits

•	Icing by Claire’s: positive high single digits

     For the first 11 months of Fiscal 2005, sales have increased 13 percent to $1,204,915,000 compared to sales of $1,065,865,000 for the comparable period last year. Comparable store sales increased eight percent for the first 11 months of this fiscal year compared to an increase of seven percent during the first 11 months of Fiscal 2004.

     Marla Schaefer, Co-Chairman and Co-CEO of Claire’s Stores noted that, “Based on prior trends, we had anticipated a late start to the holiday selling season. At the same time, we expected traffic to spike in the two weeks preceding Christmas, especially on account of the two extra selling days between Thanksgiving and Christmas versus last year. However, traffic did not reach anticipated levels, causing our results to come in below plan. Post-Christmas sales have been robust and a large increase in gift card sales over last year is providing potential upside for January. Nevertheless, we are revising our fourth quarter guidance to reflect our recently updated internal plans.”

     Marla Schaefer added that, “We do not believe our December performance is attributable to a major “miss” in either our accessory or jewelry selections, and in fact, sell throughs on our holiday related and gift items were very high. On a consolidated basis in North America, our average unit retail price and our unit per transaction numbers this December exceeded last December, leading as well to a higher average dollar sale. Business did not, however, reach anticipated levels, as transactions were essentially flat. Our revised projections take into account more modest expectations for January. We are also evaluating inventory levels now, so that we begin Fiscal 2006 in a clean position. I want to conclude by noting that initial sales of spring and seasonal Valentine’s Day merchandise are encouraging, although we remain cautious based on our limited experience to date with this new inventory.”

     Bonnie Schaefer, Co-Chairman and Co-CEO stated that, “Our efforts to strengthen our international operation continue and the results can clearly be seen in terms of improved comparable store sales. The introduction of North American best practices is continuing and measurable progress can be seen in the stores. Inventory selection and levels have been refined, our stores are more visually appealing than they were earlier this year, promotional items are being positioned more successfully and customer service has been enhanced. While we are pleased with this progress, our efforts in this area are far from complete and we expect further improvements to be forthcoming.”

     Bonnie Schaefer also noted that, “We view Fiscal 2006 as the kick off point for our efforts to aggressively build Claire’s brand internationally. Beyond expanding where we currently own stores, we will be opening company owned stores in at least two new countries in the latter half of Fiscal 2006. We see significant opportunities in these markets and are already working to secure locations meeting our criteria. In addition, Claire’s stores operated by our licensing partners in the Middle East and South Africa have been performing particularly well. As a result, new store openings in their respective territories will be accelerated in Fiscal 2006.”

CLAIRE’S STORES, INC.
(Monthly Sales in 000’s)

			TOTAL	COMP. STORE
REPORTING PERIOD	FY 2005	FY 2004	CHANGE	CHANGE
February	$82,229	$66,858	23%	15%
March	$105,782	$90,806	16%	10%
April	$93,952	$82,092	14%	9%
May	$89,239	$78,258	14%	10%
June	$116,757	$101,072	16%	11%
July	$98,824	$85,619	15%	9%
August	$98,990	$87,620	13%	7%
September	$105,884	$93,911	13%	10%
October	$91,909	$82,615	11%	9%
November	$97,325	$91,379	7%	3%
December	$224,024	$205,635	9%	5%
Year-to-Date	$1,204,915	$1,065,865	13%	8%

Fourth Quarter Guidance:

     Fourth quarter revenues, previously estimated at $396 to $405 million, are now projected to range between $390 to $396 million. These new estimates represent an increase of seven to nine percent over last year’s revenue number of $364 million.

     Comparable store sales for the quarter are now projected to rise by four to six percent. The prior estimate called for fiscal fourth quarter comparable store sales to increase by six to eight percent. During the fourth quarter of Fiscal 2004, comparable store sales rose by seven percent.

     Net income projections for the fourth quarter of Fiscal 2005 have been reduced to $57 million to $61 million, or $0.57 to $0.61 per diluted share, from the earlier estimate of $61 to $66 million, or $0.61 to $0.66 per diluted share. In Fiscal 2004, fourth quarter net income reached $0.53 per diluted share. The $0.53 amount includes a $0.06 per diluted share charge attributable to the retirement package granted to the Company’s founder and former Chairman of the Board.

     Fiscal 2005 results will be announced on March 10, 2005 along with more detailed information regarding management’s plans and projections for Fiscal 2006.

Company Overview

     Claire’s Stores, Inc., is a leading international specialty retailer offering value-priced costume jewelry and accessories to fashion-aware tweens, teens and young adults through its two store concepts: Claire’s and Icing by Claire’s. While the latter operates only in North America, Claire’s operates internationally. As of January 1, 2005, Claire’s Stores, Inc. operated approximately 2,855 stores in the United States, Canada, Puerto Rico, the Virgin Islands, the United Kingdom, Ireland, France, Switzerland, Austria and Germany. Claire’s Stores, Inc. operates through its subsidiary, Claire’s Nippon, Co., Ltd., 149 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. (fka JUSCO, Co. Ltd.), a $25 billion specialty retailer headquartered in Japan. The Company also licenses 57 stores in the Middle East and Turkey under a licensing and merchandising agreement with Al Shaya Co., Ltd. and four stores in South Africa under similar agreements with The House of Busby Limited.

Forward-looking Statements

     This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: changes in consumer preferences and consumer spending for pre-teen, teen and young adult apparel and accessories; competition; general economic, political and social conditions such as war, political unrest and terrorism; natural disasters; currency fluctuations and exchange rate adjustments; changes in laws; uncertainties generally associated with the specialty retailing business; disruptions in our supply of inventory; and uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final GAAP adjustments. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s annual report on Form 10-K for the Fiscal year ended January 31, 2004. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.

Additional Information:

     Note: Other Claire’s Stores, Inc. press releases, a corporate profile and most recent 10-K and 10-Q reports are available via Claire’s corporate website: http://www.clairestores.com. For information about our products and stores, please go to http://www.claires.com.

Contact Information: Marisa F. Jacobs, Esq., Vice President of Corporate Communications and Investor Relations
Phone: 212.594.3127, Fax: 212.244.4237 or Email at marisa.jacobs@claires.com